Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155

FIRST FINANCIAL BANKSHARES ANNOUNCES

FOURTH QUARTER RESULTS AND 25TH YEAR OF CONSECUTIVE EARNINGS GROWTH

ABILENE, Texas, January 26, 2012 – First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the fourth quarter of 2011 of $17.47 million, up 12.6 percent compared with earnings of $15.52 million in the same quarter last year. Basic earnings per share were $0.56 for the fourth quarter of 2011 compared with $0.49 in the same quarter a year ago.

Net interest income for the fourth quarter of 2011 increased 5.6 percent to $38.2 million compared with $36.2 million in 2010. The net interest margin, on a taxable equivalent basis, was 4.44 percent compared with 4.69 percent in the same quarter last year and 4.62 percent in the third quarter of this year.

The provision for loan losses was $1.22 million in the fourth quarter of 2011 compared with $1.99 million in the same quarter last year and $1.35 million in the third quarter of this year. Nonperforming assets as a percentage of loans and foreclosed assets totaled 1.64 percent at December 31, 2011, compared with 1.60 percent at September 30, 2011, and 1.53 percent at December 31, 2010.

Noninterest income in the fourth quarter of 2011 was $12.79 million compared with $12.87 million in the same quarter a year ago. Trust fees increased to $3.15 million in the fourth quarter of 2011 compared with $2.91 million in the same quarter last year. Service charges on deposit accounts decreased to $4.31 million during the fourth quarter of 2011 compared with $4.85 million for the same quarter a year ago, due primarily to reduced customer use of overdraft services. ATM and credit card fees increased to $3.55 million during the fourth quarter of 2011 from $3.02 million in the same quarter last year.

Noninterest expense in the fourth quarter of 2011 was $26.26 million, essentially unchanged from the same quarter last year. The Company’s efficiency ratio in the fourth quarter of 2011 improved to 48.33 percent compared with 50.53 percent in the same quarter last year.

For the year, net income increased 14.6 percent to $68.37 million from $59.66 million in 2010, making 2011 the 25th consecutive year of earnings increases for the Company. Basic earnings per share rose to $2.17 for the year from $1.91 in the previous year. The prior year’s results included net proceeds after tax of $1.30 million from the expropriation of company-owned property in Southlake, Texas, by the Texas Department of Transportation. Excluding this extraordinary item, net income for 2010 would have been $58.36 million, or $1.87 per share.

Net interest income increased 11.62 percent for the year to $152.00 million from $136.17 million a year ago. The provision for loan losses for 2011 totaled $6.63 million compared with $8.96 million the prior year. Noninterest income was $51.44 million for the year compared with $49.48 million a year ago. Noninterest expense rose to $104.62 million in 2011 compared with $98.26 million last year primarily as a result of our Huntsville acquisition.

As of December 31, 2011, consolidated assets for the Company totaled $4.12 billion compared with $3.78 billion a year ago. Loans grew 5.7 percent and totaled $1.79 billion at year end compared with loans of $1.69 billion a year ago. Total deposits were $3.33 billion as of December 31, 2011, a 7.1 percent growth over $3.11 billion a year earlier. Shareholders’ equity rose to $508.54 million as of December 31, 2011, compared with $441.69 million the prior year.

“It is a special honor to be able to announce to our shareholders that 2011 marked a quarter century of consecutive annual earnings increases for the Company,” said F. Scott Dueser, Chairman, President and CEO. “This rare accomplishment could not have occurred without the dedication, hard work and expertise of our executive team, bank presidents and all our people.

“We are especially pleased with the loan and deposit growth we achieved in 2011, the successful integration of our newly acquired bank in Huntsville, Texas, and the continued growth for our Trust Company,” Dueser said. “We believe First Financial’s future remains bright, despite challenges from a sluggish national economy, extraordinarily low interest rates and the burden of complying with new federal regulations in the banking industry. In the year ahead, we will continue to pursue both internal growth opportunities and acquisitions, while keeping our focus on providing exceptional customer service and serving the needs of our communities.”

About First Financial Bankshares

Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates 11 separately chartered banks with 52 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde, Moran and Odessa; First Financial Bank, N.A., Eastland, Ranger, Cisco and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado, Midlothian and Crowley; First Financial Bank, Hereford; First Financial Bank, Huntsville; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo, Brock and Fort Worth. The Company also operates First Financial Trust & Asset Management Company, N.A., with six locations and First Technology Services, Inc., a technology operating company.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com and follow us on Twitter at http://www.twitter.com/First_Financial.

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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except share and per share data)

	December 31,
	2011	2010
ASSETS:
Cash and due from banks	$146,239	$124,177
Interest-bearing deposits in banks	165,772	243,776
Fed funds sold	—	—
Investment securities	1,844,998	1,546,242
Loans	1,786,544	1,690,346
Allowance for loan losses	(34,315)	(31,106)

Net loans	1,752,229	1,659,240
Premises and equipment	76,483	70,162
Goodwill	71,865	71,865
Other intangible assets	257	659
Other assets	62,688	60,246

Total assets	$4,120,531	$3,776,367

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$1,101,576	$959,473
Interest-bearing deposits	2,233,222	2,153,828

Total deposits	3,334,798	3,113,301
Short-term borrowings	207,756	178,356
Other liabilities	69,440	43,022
Shareholders’ equity	508,537	441,688

Total liabilities and shareholders’ equity	$4,120,531	$3,776,367

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
INCOME STATEMENTS
Interest income	$39,888	$39,041	$160,021	$149,699
Interest expense	1,704	2,887	8,024	13,528

Net interest income	38,184	36,154	151,997	136,171
Provision for loan losses	1,221	1,992	6,626	8,962

Net interest income after provision for loan losses	36,963	34,162	145,371	127,209
Noninterest income	12,792	12,870	51,438	49,478
Noninterest expense	26,257	26,261	104,624	98,256

Net income before income taxes and extraordinary item	23,498	20,771	92,185	78,431
Income tax expense	6,032	5,256	23,816	20,068

Net income before extraordinary item	17,466	15,515	68,369	58,363
Extraordinary item - expropriation of property, net of income tax	—	—	—	1,296

Net income	$17,466	$15,515	$68,369	$59,659

PER COMMON SHARE DATA
Net income before extraordinary item - basic	$0.56	$0.49	$2.17	$1.87
Net income before extraordinary item - diluted	0.55	0.49	2.17	1.87
Net income - basic	0.56	0.49	2.17	1.91
Net income - diluted	0.55	0.49	2.17	1.91
Cash dividends	0.24	0.23	0.95	0.91
Book value			16.16	14.06
Market value			33.43	34.17
Shares outstanding - end of period	31,459,635	31,413,212	31,459,635	31,413,212
Average outstanding shares - basic	31,454,197	31,365,968	31,443,712	31,291,487
Average outstanding shares - diluted	31,489,304	31,382,598	31,461,964	31,319,564

PERFORMANCE RATIOS
Return on average assets	1.74%	1.71%	1.78%	1.75%
Return on average equity	13.88	13.63	14.44	13.74
Net interest margin (tax equivalent)	4.44	4.69	4.62	4.68
Efficiency ratio	48.33	50.53	48.37	49.49

FIRST FINANCIAL BANKSHARES, INC.

SELECTED FINANCIAL DATA (UNAUDITED)

(In thousands)

	Quarter Ended
	2011				2010
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$34,301	$33,406	$32,501	$31,106	$30,013
Loans charged off	(2,195)	(722)	(1,396)	(1,010)	(1,240)
Loan recoveries	988	263	377	278	341

Net charge-offs	(1,207)	(459)	(1,019)	(732)	(899)
Provision for loan losses	1,221	1,354	1,924	2,127	1,992

Balance at end of period	$34,315	$34,301	$33,406	$32,501	$31,106

Allowance for loan losses / period-end loans	1.92%	1.98%	1.94%	1.93%	1.84%
Allowance for loan losses / nonperforming loans	171.0	194.3	179.6	210.6	176.3
Net charge-offs / average loans (annualized)	0.27	0.11	0.24	0.18	0.22

NONPERFORMING ASSETS
Nonaccrual loans	$19,975	$17,598	$18,599	$15,411	$15,445
Accruing loans 90 days past due	96	52	6	23	2,196

Total nonperforming loans	20,071	17,650	18,605	15,434	17,641
Foreclosed assets	9,464	10,254	8,778	8,872	8,309

Total nonperforming assets	$29,535	$27,904	$27,383	$24,306	$25,950

As a % of loans and foreclosed assets	1.64%	1.60%	1.58%	1.44%	1.53%
As a % of end of period total assets	0.72	0.71	0.71	0.63	0.69

CAPITAL RATIOS
Tier 1 Risk-based	17.49%	17.89%	17.97%	17.60%	17.01%
Total Risk-based	18.74	19.14	19.22	18.86	18.26
Tier 1 Leverage	10.33	10.45	10.22	10.03	10.28
Equity to assets	12.34	12.68	12.44	11.92	11.70

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
NONINTEREST INCOME
Gain on securities transactions, net	$164	$284	$492	$363
Trust fees	3,151	2,905	12,671	10,809
Service charges on deposits	4,313	4,852	17,689	20,104
Real estate mortgage fees	1,013	1,241	3,943	3,812
Net gain (loss) on sale of foreclosed assets	(159)	74	(1,315)	457
Net gain (loss) on sale of assets	43	(164)	897	(48)
ATM and credit card fees	3,551	3,020	13,587	11,276
Other noninterest income	716	658	3,474	2,705

Total Noninterest Income	$12,792	$12,870	$51,438	$49,478

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$12,753	$12,686	$51,568	$48,342
Profit sharing expense	1,153	1,332	4,688	4,299
Net occupancy expense	1,707	1,649	6,862	6,442
Equipment expense	2,008	1,935	7,800	7,476
Printing, stationery and supplies	473	435	1,831	1,717
ATM and credit card expenses	1,311	1,044	4,918	3,779
Audit fees	304	271	1,158	1,014
Legal, tax and professional fees	994	1,065	4,212	3,824
FDIC Insurance premiums	517	1,047	2,646	4,000
Correspondent bank service charges	198	204	804	767
Advertising and public relations	1,105	832	3,817	3,120
Amortization of intangible assets	84	146	402	609
Other noninterest expense	3,650	3,615	13,918	12,867

Total Noninterest Expense	$26,257	$26,261	$104,624	$98,256

TAX EQUIVALENT YIELD ADJUSTMENT	$3,348	$2,947	$12,851	$10,899

FIRST FINANCIAL BANKSHARES, INC.

SELECTED FINANCIAL DATA (UNAUDITED)

(In thousands)

	Three Months Ended
	December 31, 2011
	Average Balance	Tax Equivalent Interest	Yield / Rate

Interest-earning assets:
Fed funds sold	$4,485	$—	0.03%
Interest-bearing deposits in nonaffiliated banks	171,989	261	0.60%
Taxable securities	1,160,448	8,934	3.08%
Tax exempt securities	620,821	8,892	5.73%
Loans	1,750,551	25,150	5.70%

Total interest-earning assets	3,708,294	43,237	4.63%
Noninterest-earning assets	285,460

Total assets	$3,993,754

Interest-bearing liabilities:
Deposits	$2,204,980	$1,653	0.30%
Fed funds purchased and other short term borrowings	209,758	52	0.10%

Total interest-bearing liabilities	2,414,738	1,705	0.28%

Noninterest-bearing liabilities	1,079,707
Shareholders’ equity	499,309

Total liabilities and shareholders’ equity	$3,993,754

Net interest income and margin (tax equivalent)		$41,532	4.44%

	Year Ended December 31, 2011
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest-earning assets:
Fed funds sold	$4,495	$1	0.01%
Interest-bearing deposits in nonaffiliated banks	176,573	1,220	0.69%
Taxable securities	1,102,356	37,721	3.42%
Tax exempt securities	572,895	33,975	5.93%
Loans	1,715,266	99,955	5.83%

Total interest-earning assets	3,571,585	172,872	4.84%
Noninterest-earning assets	276,742

Total assets	$3,848,327

Interest-bearing liabilities:
Deposits	$2,165,750	$7,822	0.36%
Fed funds purchased and other short term borrowings	196,230	202	0.10%

Total interest-bearing liabilities	2,361,980	8,024	0.34%

Noninterest-bearing liabilities	1,012,942
Shareholders’ equity	473,405

Total liabilities and shareholders’ equity	$3,848,327

Net interest income and margin (tax equivalent)		$164,848	4.62%